Exhibit 10.46

Lease Agreement

This Lease Agreement (the “Lease”) is entered into as of June 8, 2022, by and between Restart Western Skies, L.P., a Delaware LLC (and any successor or assign, hereafter called “Landlord”) and Rivulet Media, Inc., a Delaware corporation (hereafter called the “Tenant”).

1.	Description of Premises

Landlord hereby leases to Tenant and Tenant leases from Landlord on the terms, covenants and conditions set forth herein, Suite 113 (the “Premises”) of 1176 E. Warner Road, Gilbert, Arizona (the “Building”). Landlord leases the Premises to Tenant in its “as is” condition. The Building is part of a larger three building project (“Property”).

2.	Term

The term of this Lease shall be from June 20, 2022 to June 30, 2025.

3.	Rent

3.01          Commencing on the first day of the term of this Lease, and on the first day of each calendar month thereafter during the term of this Lease, Tenant agrees to pay Landlord on a monthly basis. Check shall be made out to: Restart Western Skies, L.P., and the suite number shall be noted in the bottom left corner of the check. Rent per month for the said Premises shall be per the schedule below:

Months 1-12	$1,945.00
Months 13-24	$2,003.00
Months 25-36	$2,063.00

The rental payments above do not include rental taxes that may be charged by the city, county or State of Arizona, which will be charged to the Tenant. The amount of $1,945.00, the first months’ full rent, is paid herewith to Landlord upon execution of the Lease, along with a security / damage deposit of $2,200.00. So long as the Premises are returned to Landlord upon the expiration or termination of this Lease, in a good and clean condition (allowing for reasonable wear and tear), said security deposit shall be promptly returned to Tenant.

3.02          If the commencement date is a date other than the first day of a month, rent shall be prorated based on the number of days left in the month bears to the total monthly rent due and payable for such month.

3.03          N/A

3.04          Tenant agrees that Tenant will make no alterations to the Premises or the Property without the prior written consent of the Landlord. Any additions or improvements installed by the Tenant upon the interior of the Premises shall, upon the expiration or earlier termination of this Lease, become the property of Landlord at Landlord’s option. Otherwise, Tenant shall be responsible for the full cost of removing such additions or improvements and restoring the space to its original condition.

3.05          Tenant, Tenant’s clients, vendors and visitors shall be entitled to park in common with other tenants of the Landlord on a first come, first serve basis, provided that the use does not exceed four (4) spaces. Tenant shall have and pay for zero (0) covered, reserved parking spaces during the term of the Lease at a cost of $0 per space per month. Covered parking fees will be due to Landlord at such time as monthly rent is due hereunder.

4.	Use of Premises

The Premises may be used and occupied for general office purposes. Tenant shall promptly comply with all laws, ordinances, and regulations affecting the Premises and Property and their cleanliness, safety, occupation and use. Tenant shall not do or permit anything to be done in or about the Premises, or bring or keep anything in the Premises that will in any way increase the casualty or other insurance on the Building and Property or cause a termination of any insurance policy. Tenant will not be a nuisance or menace to other tenants of the Property. Tenant shall not cause, maintain or permit any outside storage on the Property.

5.	Utilities & Facility Expenses

Utilities (including, without limitation, gas, water, electric & sewer), HVAC, janitorial, property taxes, shell insurance, common area landscaping, maintenance and property management expenses shall be paid for by Landlord.

6.	Acceptance of Premises; Peaceful Possession

6.01          By execution of this Lease, Tenant acknowledges that it has examined the Premises and accepts the same as being in the condition called for by this Lease.

6.02          After entry hereunder, and so long as Tenant is not in default, Tenant shall have quiet and peaceful possession of the Premises, subject to all of the terms and conditions set forth in this Lease.

7.	Mechanics Liens

Tenant shall not permit any mechanics’ liens, material liens or other liens for labor or service to attach to the Premises or the real property on which the Premises is located.

8.	Liability, Hazards Insurance

Tenant agrees to procure and maintain, or cause to be procured and maintained, beginning on the term of this Lease and during the entire term of this Lease, at its own expense, the following types of insurance, in the forms and amounts specified:

(a)	Commercial general liability insurance covering losses from bodily injury or death, personal injury and loss or damage to property occurring at or about the Property, with blanket contractual liability, premises and operations, products and completed operations and advertising coverage, having limits of liability of One Million and no/100 Dollars ($1,000,000.00) per occurrence and Two Million and no/100 Dollars ($2,000,000.00) general aggregate.

(b)	Special form (formerly known as “all risk”) property insurance, including coverage for vandalism and malicious mischief, with business income, boiler and machinery and legal liability endorsements, in an amount equal to one hundred percent (100%) of the full replacement value without depreciation of Tenant’s improvements, trade fixtures, equipment, inventory and other personal property located on or used in connection with business conducted at the Premises together with such other insurance as may be reasonably required by Landlord’s lender. Such insurance shall cover the plate glass, doors, casements and hardware at the Premises (or Tenant may self-insure these items). Landlord will not carry insurance on Tenant’s possessions. Tenant shall be solely responsible for insurance of its own property, fixtures and equipment, and in no way shall Landlord incur any liability whatsoever because of Tenant’s failure to do so.

All policies required under the lease shall be issued in the name of Tenant, and shall also name Landlord, and Landlord’s property manager for the building as additional insureds or loss payees as their interests may appear. Executed copies of the policies of insurance or certificates thereof shall be delivered to Landlord within ten (10) days prior to the date of this Lease (or any earlier entry by Tenant) and thereafter, executed copies of renewal policies or certificates thereof shall be delivered to Landlord within thirty (30) days prior to the expiration of the term of each such policy. No policy shall be cancelable or subject to modification without 10 days’ prior written notice to Landlord. All commercial general liability and property policies shall be written as primary policies, not contributing with, and not in excess of coverage that Landlord may otherwise carry.

9.	Indemnification by Tenant

Except for Landlord’s gross negligence or willful misconduct, Tenant shall indemnify, protect, and hold harmless, the Premises, Landlord and its agents, lenders and partners, from and against any and all claims, loss of rents and/or damages, liens, judgments, penalties, attorneys’ and consultants’ fees, expenses and liabilities arising out of, involving, or in connection with, the use and/or occupancy of the Premises or the conduct of Tenant’s business, or Tenant’s breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease. Tenant, as a material part of the consideration of Landlord, hereby assumes all risk of damage to property or injury to persons in, or about, the Premises from any cause whatsoever, except that which is caused by the failure of Landlord.

10.	Repairs

Landlord agrees, at its expense, to make all necessary repairs to the Building, including, but not limited to, exterior walls, roofs, exterior doors, exterior painting, windows, landscaping, HVAC and building electrical, and to keep and maintain the common facilities to a standard consistent with buildings of this type. Tenant agrees to make all repairs to the Premises not required to be made by Landlord, including without limitation unclogging the sink or similar internal plumbing repairs, and to maintain the Premises in a safe, clean, and sanitary condition.

Tenant shall pay for any repairs to the Premises or the Property made necessary by the negligent act or omission of Tenant.

11.	Signs

Landlord will provide building standard signage on the suite entry door and all directories at no charge. Tenant shall not display anything in its windows, including signage, and shall not paint or affix anything to its interior or exterior doors without Landlord’s prior written consent, which may be withheld in Landlord’s sole and absolute discretion. Landlord shall have the right to control and approve the placement of signs and the size and quality of the same.

Landlord may immediately remove any signs not in conformity with this Lease or the Town of Gilbert requirements.

12.	Entry by Landlord

Tenant shall permit Landlord to enter the Premises at all reasonable times for the purpose of maintaining the Building, or for the purpose of making repairs, alterations and maintenance related to the Premises or other parts of the Building and Property, or within 3 months of the end of term for showing the Premises to prospective tenants. The Tenant shall not alter any lock or install a new or additional lock or bolt on any exterior door of the Premises without prior written consent of the Landlord.

13.	Financial Review

If Tenant is in default under this Lease, Tenant agrees to provide Landlord with financial information on Tenant and any updated financial information in the future, if requested.

14.	Abandonment

Tenant shall not vacate nor abandon the Premises at any time during the term of this Lease.

15.	Destruction

15.1     If the Premises or any part of the Building are damaged by fire or other casualty not due to the fault or negligence of Tenant, its employees, invitees, agents, contractors or servants, the damage to the Building and/or the Premises shall be repaired by and at the expense of Landlord to the extent of any insurance proceeds received by Landlord, excluding any alterations or improvements made by Tenant, unless this Lease is terminated in accordance with the provisions of below. Until such repairs by Landlord are completed, Rent shall be abated in proportion to the part of the Premises that is unusable by

Tenant in the conduct of its business. If, however, such damage is due in whole or in part to the fault or neglect of Tenant or any of its agents, employees, servants, contractors or invitees, there shall be no abatement of Rent and Tenant shall be required to repair all such damage at its sole cost and expense. There shall be no abatement of Rent on account of damage to the Building or the Property unless there is also damage to the Premises. Tenant hereby waives any statute now or subsequently in effect which grants to Tenant the right to terminate this Lease or which provides for an abatement of rent on account of damage or destruction, including, without limitation, A.R.S. § 33-343.

15.2     If the damage is not fully covered by Landlord’s insurance, or if Landlord determines in good faith that the cost of repairing the damage is more than one-third of the then replacement cost of the Building, or if Landlord has determined in good faith that the required repairs to the Building cannot be made within a one hundred twenty (120) day period without the payment of overtime or other premiums, or in the event a holder of a mortgage or a deed of trust against the Building or the Property requires that all or any portion of the insurance proceeds be applied in reduction of the mortgage debt, or if such damage occurs during the last 6 months of the Lease Term, then Landlord may, by written notice to Tenant within sixty (60) days after the occurrence of such damage, terminate this Lease as of the date set forth in Landlord’s notice to Tenant. If Landlord does not elect to terminate this Lease, Landlord shall, at its sole cost and expense, repair the Building and the Premises, excluding any alterations or improvements made by Tenant, and while such repair work is being performed, the Rent shall be abated as provided above. Nothing in this Section 15 shall be construed as a limitation of Tenant’s liability for any such damage, should such liability otherwise exist.

16.	Assignment and Subletting

Without Landlord’s consent, which may be withheld in Landlord’s sole discretion, Tenant shall not assign this Lease, or any interest in this lease, or permit the use of the Premises by any person or persons other than Tenant. Any transfer of this Lease from the Tenant by merger, consolidation or liquidation, partial or whole, shall constitute an assignment for purposes of this Lease. Any attempted assignment or subletting without Landlord’s written consent shall be a violation of the Lease and could lead to a termination of the Lease. No approved assignment or sublease of this Lease shall release Tenant of its obligations set forth herein.

17.	Insolvency of Tenant

Either (a) the appointment of a Receiver to take possession of all or substantially all of the assets of Tenant, or (b) a general assignment by Tenant under any insolvency or bankruptcy act shall, if any such appointments, assignments or action continues for a period of thirty (30) days, constitute a breach of this Lease. Upon insolvency, the Landlord shall have the option to terminate this Lease and in that event, be entitled to immediate possession of the Premises and damages as provided below.

18.	Default

The occurrence of any one or more of the following events shall constitute a default and breach of this Lease by Tenant:

A.      The vacating or abandonment of the Premises by Tenant;

B.       The failure by Tenant to make any payment due hereunder either to Landlord or to any third party, as and when due.

C.       The failure by Tenant or any guarantor of Tenant’s obligation hereunder to observe or perform any of the obligations of Tenant described herein including but not limited to any covenants, conditions or provisions of this Lease to be observed or performed by Tenant, other than described in Paragraph (B) above, where such failure shall continue for a period of ten (10) days after written notice hereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that more than ten (10) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commenced such cure within said 10-day period and thereafter diligently prosecutes such cure to completion.

D.       The making by Tenant or any guarantor of Tenant’s obligation hereunder of any general assignment or general arrangement for the benefit of creditors; (ii) the filing by or against Tenant of a petition under Title 11 of the United States Code; (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease where possession is not restored to Tenant within thirty (30) days; or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease where such seizure is not discharged within thirty (30) days; or

E.        The discovery by Landlord that any financial statement or information given to Landlord by Tenant, any assignee of Tenant, any subtenant of Tenant, any successor in interest of Tenant or any guarantor of Tenant’s obligation hereunder, was materially false.

Remedies: In the event of any such default or breach by Tenant, Landlord may, at any time thereafter, with notice or demand pursuant to Arizona law and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such default or breach:

A.      Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default including, but not limited to, the cost of recovering possession of the Premises, expenses of re-letting, including necessary renovation and alteration of the Premises, reasonable attorneys fees, and any real estate commission actually paid; the worth, at the time of award by the court having jurisdiction thereof, of the amount by which the unpaid rent for the balance of the term, after the time of such award, exceeds the amount of such rental loss for the same period that Tenant provides which could be reasonably avoided and that portion of the leasing commission paid by Landlord applicable to the unexpired term of this Lease; and/or

B.     Maintain Tenant’s right to possession, in which case this Lease shall continue in effect whether or not Tenant shall have abandoned the Premises. In such event, Landlord shall be entitled to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover the rent as it becomes due hereunder; and/or

C.     Notify any subtenants or any third parties occupying any portion of the Premises to pay all sums payable to Tenant or any third party on account of such occupancy directly to Landlord with such sums to be then retained by Landlord free and clear of an right title or interest on the part of Tenant: and /or

D.     Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state of Arizona.

E.      The acceptance of payment of any sums by Landlord or its agent shall not be deemed to be a waiver by or of any breach by Tenant of any covenants herein contained or the right of Landlord to re-enter for breach of condition.

19.	Modification and Cure Rights of Landlord’s Mortgagees & Lessors Tenant, within ten (10) days after request therefore, agrees to execute any reasonable estoppel certificates or amendments to this Lease which may be requested by any lender or ground lessor of the Premises, provided that any such amendment does not increase the obligations of Tenant, under this Lease or adversely affect the leasehold estate created by this Lease. In the event of any default on the part of Landlord, Tenant will give notice by registered or certified mail to any beneficiary of a deed of trust or mortgage covering the Premises or ground lessor of Landlord whose address has been furnished to Tenant, and Tenant agrees to offer such beneficiary, mortgagee or ground lessor a reasonable opportunity to cure the default (including with respect to any such beneficiary or mortgagee, time to obtain possession of the Premises, subject to this Lease and Tenant’s rights hereunder, by power of sale or a judicial foreclosure, if such should prove necessary to effect a cure). If Landlord fails to cure such default within the time provided for in this Lease, such mortgagee or beneficiary shall have an additional thirty (30) days to cure such default; provided that if such default cannot reasonably be cured within that thirty (30) day period, then such mortgagee or beneficiary shall have such additional time to cure the default as is reasonably necessary under the circumstances.

20.	Eminent Domain. If the Premises or any part thereof shall be taken by the exercise of the right of eminent domain, then Tenant shall have the option to terminate this Lease if the taking is of such character as to impair or prevent Tenant from conducting its business substantially as theretofore conducted, provided said election shall be made within ninety (90) days after the receipt of notice of said taking. If Tenant shall not so elect to terminate this Lease, then a just proportion of rent and any other charges due under this Lease shall be abated according to the nature and extent of the taking or damage or destruction until the Premises or what may remain thereof have been put by Landlord in the proper condition for use and occupation by Tenant. If this Lease shall not be so terminated and Tenant shall remain in occupation hereunder then there shall be a permanent reduction of rent and any other charges due under this Lease according to the nature and extent of the deprivation to Tenant of the Premises as previously constituted. Subject to the provisions of any deed of trust, mortgage or similar instrument recording against the Premises securing Landlord’s indebtedness, Landlord shall be entitled to the entire award or compensation from the condemning authority, whether awarded as compensation for the taking of the fee interest, diminution in value of the leasehold interest or as severance damages, and Landlord shall be entitled to apply for, negotiate, transfer and receive an award or compensation from the condemning authority with respect to Tenant’s legal estate in the Premises; and Tenant’s rights shall be limited to a separate award or compensation for moving and relocation benefits and the unamortized cost of trade fixtures, which Tenant shall initiate and pursue at Tenant’s sole cost and expense, as long as no such action diminishes the award payable to Landlord.

21.	Notices

All notices, statements, demands, requests, consents, approvals, authorizations, offers, agreements, appointments or designations under this Lease by either party to the other shall be in writing at the addresses first set forth below and shall be sufficiently given and served upon the other party personally or via either overnight delivery by a nationally recognized courier or via US Mail, certified, return receipt requested.

Tenant:

Rivulet Media, Inc.

1176 E. Warner Road, Suite 113

Gilbert, AZ 85296

Landlord:

Restart Western Skies, L.P.
1166 E Warner Road, Suite 101

Gilbert, AZ 85296

22.	Waiver

The waiver by Landlord of any breach of any term, covenant, or condition herein contained shall not be deemed to be a waiver of such term, covenant, or condition, or any subsequent breach of the same or any other term, covenant, or condition herein contained.

23.	Effect of Holding Over

Any occupancy of the Premises after the expiration of the Lease term shall not operate to renew or extend the Lease term and shall be construed as a tenancy at will at a daily rental equal to 1/30th of the rent payable during the last month prior to the expiration of the term multiplied by 135%. Such tenancy shall be subject to all other terms and provisions of this Lease except any right of renewal.

24.	Subordination

This Lease, without any further action by the parties, shall be subordinate to any ground lease, mortgage, deed of trust, or any other hypothecation for security now or hereafter placed upon the real property of which the Premises are a part.

25.	Late Fee, Returned Checks, Interest

Tenant hereby acknowledges that if any monthly payment of rent or any monies due hereunder from Tenant are not received by Landlord or its agent within five (5) days after such payment is due, then Tenant shall pay a late charge equal to ten percent (10%) of such delinquent amount. Any amounts payable hereunder by Tenant to Landlord which are not paid on or before the date due as provided in this Lease shall bear interest at the rate of one and one-half percent (1 ½ %) per month from said due date until paid. Tenant shall be charged the sum of forty dollars ($40.00) for any check returned to Landlord by Tenant’s bank for non- payment of funds or any other reason whatsoever. Landlord may after two (2) such returned checks during the term of this Lease, at its sole option, insist upon payment of any sums due hereunder (including, without limitation, monthly rent) by cashier’s check or certified funds only.

26.	Miscellaneous Provisions

A)	This instrument contains all of the agreements and conditions made between the parties to this Lease and may not be modified orally or in any other manner than by agreement in writing signed by all parties to this Lease.

B)	Time is of the essence of each term and provision of this Lease.

C)	Except as otherwise expressly stated, each payment Tenant is required to make shall be in addition to and not in substitution for other payments to made by Tenant.

D)	Subject to Paragraph 16, the terms and provisions of this Lease shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors, and assigns of Landlord and Tenant.

E)	All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without abatement of rent.

F)	While the approximate square footage of the Premises may have been used in the marketing of the Premises for purposes of comparison, the Rent set forth above is not tied to square footage and is not subject to adjustment should the actual size be determined to be different.

G)	Tenant acknowledges receipt of and has read the rules and regulations relating to use as a tenant at Western Skies Business Center and agrees to comply with the terms of such rules, as they may be amended from time to time. Failure to comply with the rules and regulations of the Property shall constitute a material breach of the lease with all remedies available to the Landlord for remedy applying.

H)	Tenant shall not use any draperies or other window coverings Instead of or in addition to the Building standard window coverings designated and approved by Landlord for exclusive use throughout the Building.

I)	Tenant agrees that It shall not allow more than six (6) persons to occupy the Premises on a regular basis (Occupancy Capa). If Tenant desires a higher occupancy level, Tenant must seek Landlord’s prior written approval. If Landlord consents to allow occupancy in excess of the Occupancy Cap, it shaft not be unreasonable for Landlord to condition such consent upon the payment of increased monthly rent

27.	Deposit Agreement

Landlord and Tenant hereby agree that Landlord shall be entitled to immediately endorse and cash the Tenant’s good faith security check accompanying this Lease.

It is further agreed and understood that such action shall not guarantee acceptance of this Lease by Landlord, but. in the event Landlord does not accept this Lease, such payments shall be refunded in full to Tenant. This Lease shall be effective only after Tenant has received a copy fully executed by Landlord.

In witness hereof, Landlord and Tenant have executed this Lease as of the day and year first written above. Individuals signing on behalf of a principal warrant that they have the authority to bind their principals.

Tenant:	Landlord:

Rivulet Media, Inc.	Restart Western Skies, LP.

By /s/Michael Witherill	By/s/Kent Rowett
Title: President	Managing Member
Restart Investments, LLC, its GP